EXHIBIT 99.1 — Press release

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
May 24, 2006

CONTACT:
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 596-8902
E-Mail: ir@infousa.com

ANTHONY KREIS — MANAGER OF FINANCIAL ANALYSIS
& INVESTOR RELATIONS
Phone: (402) 593-4500 · Fax: (402) 596-8902
E-Mail: ir@infousa.com
infoUSA to Acquire Mokrynskidirect
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases and sales leads, today announced it has signed a definitive agreement to purchase Mokrynskidirect of Hackensack, NJ. The transaction is expected to close on May 31, 2006. Since 1978, Mokrynskidirect has been a leader in the list brokerage and management industry with a customer base that includes many industry leaders.
Vin Gupta, CEO of infoUSA stated, “We are extremely pleased to welcome Mokrynskidirect into infoUSA. Mokrynskidirect will join our blue chip list of list brokerage and management companies like Walter Karl, Edith Roman and the Millard Group. The acquisition of Mokrynskidirect is a continuation of infoUSA’s strategy to consolidate the fragmented list brokerage and management industry. Their respected and experienced management team, with particular expertise in the consumer catalog arena (both direct mail and email), will remain as is and manage the company independently. This strategy has worked very well for us. We don’t change their name and we let them run their business like they did before the acquisition. We also look forward to cross-selling opportunities for the infoUSA databases and products through Mokrynskidirect‘s established distribution channels.”
Don Mokrynski, owner and founder of Mokrynskidirect, stated, “This transaction represents a wonderful opportunity for Mokrynskidirect. We will now have the ability to expand the products and services available to our blue chip client base. All of us here at Mokrynskidirect are looking forward to working closely with infoUSA to grow our business.”
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.